Exhibit 23.4
CONSENT OF STIM-LAB, INC.
The undersigned hereby consents to the references to our firm in the form and context in which they appear in (i) the Annual Report on Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2013 and (ii) the Quarterly Reports on Form 10-Q of Hi-Crush Partners LP for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. We hereby further consent to the use in such Form 10-K and Form 10-Qs of information contained in our reports summarizing the crush strength testing performed by us. We hereby further consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-191481) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP of such information.
Very truly yours,
/s/ Authorized Person
Stim-Lab, Inc.
Duncan, OK
February 13, 2014